Exhibit 99.1

P.F. CHANG’S RESTATES FOR LEASE ACCOUNTING

SCOTTSDALE, Arizona, April 1, 2005 – P.F. Chang’s China Bistro, Inc. (NASDAQ:PFCB) today announced that the Company has restated its current and prior year financial statements to adjust its accounting for leases in order to conform with U.S. generally accepted accounting principles. The restatement adjustments had no impact on revenues, comparable store sales or net cash flows. The Company’s adjustments to lease accounting policies are more fully described in its Annual Report on Form 10-K filed today with the Securities and Exchange Commission, which includes restated historical financial information for certain periods. As previously reported by the Company, financial information in previously filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q and its press release issued February 16, 2005 should no longer be relied upon.

The restatement adjustments reduced net income by $780,000, $600,000 and $355,000 for the years ended January 2, 2005, December 28, 2003 and December 29, 2002, respectively, which reduced diluted net earnings per share for the same periods by $0.03, $0.03 and $0.02, respectively and resulted in a $2.2 million cumulative reduction in retained earnings as of January 2, 2005. The restatement adjustments also increased total assets by $40.1 million as of January 2, 2005 and increased total liabilities by $42.3 million as of the same period.

The Company will incorporate the aforementioned lease accounting changes into its 2005 forecast in its next earnings release, which is scheduled for April 27, 2005. The Company anticipates that as a result of the lease accounting change, net earnings per share will be reduced by approximately $0.01 for the first quarter of fiscal 2005 from previously forecasted amounts.

P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility.

The statements contained in this press release that are not purely historical, including those concerning Company’s proposed accounting changes, are forward looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, changes to existing accounting rules or differing interpretations to our current accounting practices and other risks described in the Company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc.	(602) 957-8986
	Media:	Laura Cherry	laurac@pfchangs.com
	Investor:	Bert Vivian	bertv@pfchangs.com